Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

            News Release

Belden Promotes Roel Vestjens to Chief Operating Officer

St. Louis, Missouri — July 3, 2019 — Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications today announced that Roel Vestjens, Executive Vice President, Industrial Solutions, has been promoted to Chief Operating Officer effective immediately. In this new role to Belden, Mr. Vestjens will continue to report to Belden’s President, CEO, and Chairman John Stroup.

“Roel is an accomplished leader with broad experience throughout Belden over the last 13 years. With his track record of superior results and his proven commitment to Belden’s values, he is ideally suited to lead the Company’s global operations,” said Mr. Stroup.

Under the new organizational structure, Mr. Vestjens will continue to be responsible for the Industrial Solutions Segment, along with the Company’s Global Sales, Operations, and the Enterprise Solutions Segment.

Further, this new structure will allow Mr. Stroup to increasingly focus on pursuing the Company’s strategic plans and capitalizing on a number of key growth opportunities, including Industrial Automation, Smart Buildings, Broadband and 5G, Live Media Production, and Cybersecurity.

Mr. Vestjens joined Belden in 2006 as Director of Marketing for the EMEA region. Since then he held roles of increasing responsibility in Sales and Marketing, Operations, and General Management of Belden’s business units in North America, EMEA, and APAC, where he resided in all those regions. Most recently, he served as Executive Vice President, Industrial Solutions since February 2018, and Executive Vice President, Industrial Solutions and Broadcast IT Solutions from January 2017 to February 2018. Mr. Vestjens joined Belden from Royal Philips Electronics where he held various European sales and marketing positions. Mr. Vestjens holds a bachelor degree in Electronic Engineering and a Master of Science and Management degree from Nyenrode Business University in the Netherlands.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com